Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of The Princeton Review, Inc. for the registration of 5,133,492 shares of its common stock and to the incorporation by reference therein of our report dated February 27, 2004 with respect to the consolidated financial statements and schedule of The Princeton Review, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
June 23, 2004